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                                                                    EXHIBIT 12.1

     SCHEIN PHARMACEUTICAL, INC.: STATEMENT REGARDING COMPUTATION OF RATIOS

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                                                                     NINE MONTHS
                                    YEAR ENDED DECEMBER            ENDED SEPTEMBER
                          ---------------------------------------- ---------------
                           1992    1993    1994    1995     1996    1996    1997
                          ------- ------- ------- -------  ------- ------- -------
Income (loss) before
 provision for income
 taxes..................  $32,198 $74,964 $21,796 $(4,418) $ 6,588 $ 5,719 $ 7,821
Fixed charges...........    3,359   2,890   3,108  11,717   25,515  17,465  21,903
                          ------- ------- ------- -------  ------- ------- -------
Total...................  $35,557 $77,854 $24,904 $ 7,299  $32,103 $23,184 $29,724
                          ======= ======= ======= =======  ======= ======= =======
RATIO...................    10.59   26.94    8.01       x     1.26    1.33    1.36
Income before provision
 for income taxes re-
 quired to cover fixed
 charges................        x       x       x $ 4,418        x       x       x
FIXED CHARGES:
Interest expense........  $ 2,310 $ 1,572 $ 1,775 $ 9,255  $21,109 $14,949 $18,052
Amortization of debt ex-
 pense..................       44     100     100     895    2,606   1,216   2,484
Rental expense represen-
 tative of the interest
 factor.................    1,005   1,218   1,233   1,567    1,800   1,300   1,367
                          ------- ------- ------- -------  ------- ------- -------
Total fixed charges.....  $ 3,359 $ 2,890 $ 3,108 $11,717  $25,515 $17,465 $21,903
                          ======= ======= ======= =======  ======= ======= =======
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